UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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CORESITE REALTY CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1050 17th Street, Suite 800

Denver, Colorado 80265

(866) 777-2673

April 5, 2012

Dear CoreSite Stockholder:

You are cordially invited to the CoreSite Realty Corporation 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 16, 2012, at 1:30 p.m., Central Time. The Annual Meeting will be held at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603.

At the Annual Meeting, you will be asked to (i) elect seven directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year, (iii) participate in an advisory vote on executive compensation, and (iv) transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The accompanying Notice of 2012 Annual Meeting of Stockholders describes these matters. We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. We have sent the Notice of 2012 Annual Meeting of Stockholders to each of our stockholders providing instructions on how to access our proxy materials and our 2011 Annual Report on the Internet. Please read the enclosed information carefully before submitting your proxy.

Please join us at the meeting. Whether or not you plan to attend, it is important that you authorize your proxy promptly. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

THOMAS M. RAY

President, Chief Executive Officer and Director

1050 17th Street, Suite 800

Denver, Colorado 80265

(866) 777-2673

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CoreSite Realty Corporation:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of CoreSite Realty Corporation, a Maryland corporation, will be held at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603, at 1:30 p.m., Central Time on Wednesday, May 16, 2012, for the following purposes:

1. To elect seven directors to the Board of Directors to serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualify;

2. To consider and vote upon the ratifications of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. To consider and vote upon the advisory approval of the executive compensation of our named executive officers; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Friday, March 23, 2012, are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012. Our Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

DEREK S. MCCANDLESS

Secretary

Dated: April 5, 2012

Denver, Colorado

1050 17th Street, Suite 800

Denver, Colorado 80265

(866) 777-2673

PROXY STATEMENT

GENERAL INFORMATION REGARDING SOLICITATION AND VOTING

General

This proxy statement will first be made available to stockholders on or about April 5, 2012. This proxy statement is furnished by the Board of Directors (the “Board”) in connection with its solicitation of proxies for CoreSite Realty Corporation’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 16, 2012, at 1:30 p.m., Central Time, at the JW Marriott Chicago, 151 West Adams Street, Chicago, Illinois 60603, and at any adjournments or postponements thereof (the “Annual Meeting”). Unless the context requires otherwise, references in this proxy statement to “CoreSite,” “we,” “our,” “us” and “our company” refer to CoreSite Realty Corporation, a Maryland corporation, together with its consolidated subsidiaries, including CoreSite, L.P., a Delaware limited partnership of which CoreSite Realty Corporation is the sole general partner (our “Operating Partnership”), and CoreSite Services, Inc., a Delaware corporation, our taxable REIT subsidiary.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012. Our Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

Certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. We have also retained Eagle Rock Proxy Advisors to assist in the solicitation of proxies for an estimated fee of $5,500, plus reimbursement of reasonable expenses. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to: (1) elect seven members to the Board until the next meeting of stockholders and until their successors are duly elected and qualify (Proposal One); (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012 (Proposal Two); (3) hold an advisory vote on the executive compensation of our named executive officers (Proposal Three); and (4) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board knows of no other matters to be brought before the Annual Meeting.

Stockholders Entitled to Vote

The close of business on March 23, 2012 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 20,800,379 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

How to Vote

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy via the Internet by following the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you may also authorize your proxy by filling out the proxy card included with the materials or by calling the toll free number found on the proxy card.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

Attending and Voting at the Annual Meeting

Only stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may authorize your proxy to vote your shares by submitting a proxy, either by mail or via the Internet, or by calling the toll free number found on the Notice and the proxy card.

Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” approval of the current compensation structure of our named executive officers as described in this proxy statement, and in such manner as the proxy holders named on the proxy (the “Proxy Agents”), in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If your shares of our common stock are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold shares of our common stock for a beneficial owner do not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules, including this year’s ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011, or leave your shares unvoted. Pursuant to the rules of the NYSE, the election of directors and the advisory vote on the executive compensation of our named executive officers are not a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions.

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

With respect to Proposal One, you may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Members of the Board are elected by a plurality of votes cast. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected. Cumulative voting is not permitted. Neither broker non-votes nor votes marked “WITHHOLD” are votes cast and will have no effect with respect to the election of any nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two and Three. To be approved, Proposals Two or Three each must receive the affirmative vote of a majority of the votes cast, present in person or by proxy, at the Annual Meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast on any of the proposals and will have no effect on the result of this vote.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR” Proposal One, relating to the election of directors;

•	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	“FOR” Proposal Three, relating to the advisory vote on executive compensation of our named executive officers.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

Voting Results

The voting results will be tallied by the inspector of election appointed for the meeting and filed with the SEC in a Current Report on Form 8-K within four business days following the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board has fixed the number of directors at seven. The seven persons named below, each of whom currently serves on our Board, have been recommended by our Nominating/Corporate Governance Committee and nominated by our Board to serve on the Board until our 2013 Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. In addition, the Board has determined that all of the persons named below, other than Mr. Ray, are independent under applicable SEC and NYSE rules. A plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

The Nominating/Corporate Governance Committee has not set forth minimum qualifications for Board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the Board, the Nominating/Corporate Governance Committee considers the following criteria:

•	personal and professional integrity, ethics and values;

•

experience in corporate governance including as an officer, board member or senior executive or as a former officer, board member or senior executive of a publicly held company, and a general understanding of finance, marketing and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the real estate industry, including real estate investment trusts (“REITs”);

•	experience as a board member of another publicly held company;

•	academic expertise in an area of our operations;

•	diversity of experience, profession, skill and background, both on an individual level and in relation to the Board as a whole; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

The Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, will be significant in the Board’s candidate identification and evaluation process to help ensure that the Board remains aware of and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Under the partnership agreement governing our Operating Partnership (the “Operating Partnership Agreement”), The Carlyle Group (“Carlyle”), which directly or indirectly holds 55.1% of our Operating Partnership, is currently entitled to nominate up to two directors for election to our Board. (See “Information about our Board of Directors and its Committees” for more information about the circumstances under which Carlyle is entitled to appoint nominees to our Board.) Carlyle has exercised this right by nominating James A. Attwood, Jr. and Robert G. Stuckey for election at the Annual Meeting.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
Robert G. Stuckey	Director and Chairman of the Board	50	2010
Thomas M. Ray	Director and President and Chief Executive Officer	49	2010
James A. Attwood, Jr.	Director	54	2010
Michael Koehler	Director	45	2010
Paul E. Szurek	Director	51	2010
J. David Thompson	Director	45	2010
David A. Wilson	Director	70	2010

Directors

Robert G. Stuckey has served as a director since September 2010. Mr. Stuckey is a Managing Director and Fund Head, US Real Estate, at The Carlyle Group. Prior to joining Carlyle Realty in 1998, Mr. Stuckey was Chief Investment Officer at CarrAmerica. Prior to that, he was Senior Vice President of ProLogis and Chief Financial Officer for Trammel Crow Company, N.E. Mr. Stuckey was twice Academic All-American in football at the University of Nebraska and received an M.B.A. from Harvard University. In determining Mr. Stuckey’s qualifications to serve on our Board, the Board considered, among other things, Mr. Stuckey’s significant experience concerning the acquisition, disposition, financing, operations and market opportunities of data center properties and private and publicly traded REITs, which provide us with valuable insight into REIT and data center industry trends that affect our business.

Thomas M. Ray has served as our President and Chief Executive Officer and as a member of our Board since September 2010. Mr. Ray has been responsible for our company’s activities since its founding in 2001. From 1998 to September 2010, Mr. Ray served in roles of increasing responsibility, including Managing Director, of The Carlyle Group, focusing upon opportunities for the firm’s real estate funds and leading those funds’ activities in the data center sector. He brings over 20 years of experience making and managing investments and businesses throughout the U.S., Europe and Asia. Prior to joining Carlyle, Mr. Ray held management-level roles at companies such as ProLogis, CarrAmerica and predecessors to Archstone-Smith. Prior thereto, he practiced real estate and transactional law. Mr. Ray received his M.B.A. from the University of Texas at Austin Graduate School of Business, where he was a Longhorn Scholar. He received a J.D. from the University of Colorado at Boulder School of Law and a B.S. in Business Administration with emphasis in

Finance from the University of Denver, where he was a Hornbeck Scholar. In determining Mr. Ray’s qualifications to serve on our Board, the Board considered, among other things, Mr. Ray’s significant experience with publicly traded REITs and in the acquisition, finance and operation of commercial real estate, as well as over a decade of experience in the data center industry, which provide us with insight into commercial real estate, REIT and data center trends that affect our business.

James A. Attwood, Jr. has served as a director since September 2010. Mr. Attwood is a Managing Director and Head of the Global Telecommunications and Media Group at The Carlyle Group. Prior to joining Carlyle in 2000, Mr. Attwood served as Executive Vice President for Strategy, Development and Planning at Verizon Communications, Inc. and GTE Corporation prior to that. Prior to his four years at Verizon and GTE, Mr. Attwood served as an investment banker at Goldman, Sachs & Co. for 11 years. Mr. Attwood graduated summa cum laude from Yale University in 1980 with a B.A. in applied mathematics and an M.A. in statistics. In 1985, he received both J.D. and M.B.A. degrees from Harvard University. Mr. Attwood currently serves as a member of the boards of directors of Syniverse Holdings, Inc. and Nielsen Holdings N.V., and previously served on the board of directors of Insight Communications Company, Inc. from December 2005 to February 2012. Mr. Attwood has gained significant knowledge of the telecommunications industry through his work with Verizon and The Carlyle Group. In determining Mr. Attwood’s qualifications to serve on our Board, the Board considered, among other things, Mr. Attwood’s private equity experience, together with the experience gained by having served on the boards of directors of various telecommunications companies, which provide us with a valuable perspective in monitoring and evaluating our business.

Michael Koehler has served as a director since September 2010. Mr. Koehler currently serves as Senior Vice President, Global Services of EMC Corporation, a position he has held since August 2011. During 2008 and 2009, Mr. Koehler served as Senior Vice President, Americas Region, of Electronic Data Systems Corporation (EDS), a division of the Hewlett-Packard Company (HP). EDS, a global provider of information technology and business processing outsourcing services, was acquired by HP in 2008. Prior to HP’s acquisition of EDS, Mr. Koehler served as Executive Vice President, Global ITO Services and as Senior Vice President, Infrastructure Technology and Business Process Outsourcing at EDS. During 2007, Mr. Koehler served as Regional Senior Vice President, Europe, Middle East and Africa Operations, at EDS, and from 2006 to 2008, as Enterprise Client Executive, Navy Marine Corps Intranet Account. From 2004 to 2006, Mr. Koehler served as Chief Operating Officer of The Feld Group, a management information technology consulting firm that was acquired by EDS in 2004. From 1994 to 2001, he held management positions of increasingly greater responsibility at The Feld Group. Mr. Koehler received his B.S. in Industrial Engineering from Texas Tech University. In determining Mr. Koehler’s qualifications to serve on our Board, the Board considered, among other things, Mr. Koehler’s significant experience in the technology consulting and outsourcing industries and extensive operational and strategic planning experience in complex, global companies, which provide us with valuable insight into the technology trends that affect our business.

Paul E. Szurek has served as a director since September 2010. Mr. Szurek has been Chief Financial Officer of Biltmore Farms, LLC, a residential and commercial real estate development and operating company, since 2003. Prior to joining Biltmore Farms, Mr. Szurek served as Chief Financial Officer of Security Capital Group Incorporated, a real estate investment, development and operating company. He has also served as a director to two publicly traded real estate companies, Regency Centers and Security Capital U.S. Realty. Mr. Szurek received a J.D. with honors from Harvard Law School and a B.A. in Government, magna cum laude, from the University of Texas at Austin. In determining Mr. Szurek’s qualifications to serve on our Board, the Board considered, among other things, Mr. Szurek’s significant experience concerning the acquisition, disposition, financing, operations and market opportunities of private and publicly traded REITs, which provide us with valuable insight into REIT-industry trends that affect our business.

J. David Thompson has served as a director since September 2010. Since 2006, Mr. Thompson has been Group President of the Symantec Services Group and Chief Information Officer of Symantec Corporation, a global provider of security, storage, and systems management solutions. From 2004 to 2006, Mr. Thompson served as Senior Vice President and Chief Information Officer for Oracle Corporation. Mr. Thompson was Senior Vice President and Chief Information Officer at PeopleSoft, Inc. from 1998 to 2005, prior to its acquisition by Oracle Corporation. Mr. Thompson began his career as an officer in the U.S. Air Force as an Intelligence Systems Officer. Mr. Thompson studied computer science at American University. In determining Mr. Thompson’s qualifications to serve on our Board, the Board considered, among other things, Mr. Thompson’s significant experience in the technology industry and extensive operational experience in information technology systems optimization, which provide us with valuable insights into the information technology trends that affect our business.

David A. Wilson has served as a director since September 2010. Mr. Wilson has been the President and Chief Executive Officer of the Graduate Management Admission Council (the “Council”) since 1995. The Council is a $100.0 million enterprise that is the owner of the Graduate Management Admission Test, the GMAT. Prior to 1995, he was a Managing Partner and National Director for Professional Development at Ernst & Young. From 1968 to 1978, Mr. Wilson held faculty positions at the University of Texas at Austin, where he was awarded tenure, and at Harvard Business School. Mr. Wilson completed his undergraduate studies at Queen’s University in Canada, received his M.B.A. at the University of California, Berkeley, and received his doctorate at the University of Illinois. He is a Chartered Accountant in Canada and a Certified Public Accountant in the United States. He has served on the board of directors of Laureate Education, Inc. from 2002 to 2007, and of Terra Industries, Inc. from 2009 to 2010. At Laureate, he chaired the Audit Committee and served as a member of the Nominating and Governance Committee and the Conflicts Committee. He served on the Audit Committee of Terra. He has served on the Worldwide Board of Junior Achievement, the Conseil d’Administration de la Confrérie de la Chaîne des Rôtisseurs (Paris) and The Wolf Trap Foundation. He presently serves on the board of directors of Barnes and Noble, Inc. and as chair of its Audit Committee, and also serves as a member of the board of directors of The Atlantic Council. In determining Mr. Wilson’s qualifications to serve on our Board, the Board considered, among other things, Mr. Wilson’s significant industry experience in the areas of accounting policy, internal controls and risk management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF MESSRS.

STUCKEY, RAY, ATTWOOD, KOEHLER, SZUREK, THOMPSON, AND WILSON.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as our company’s independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of our company for 2012. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board.

A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

Principal Accountant Fees and Services

The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for fiscal years 2011 and 2010.

	2011	2010
Audit Fees	$750,000	$807,000
Audit-Related Fees	35,380	619,000
Tax Fees	—	100,632
All Other Fees	—	—

Total	$785,380	$1,525,632

Audit Fees.    Audit fees consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Audit-related fees consists of aggregate fees billed for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.” The amount for 2011 of $35,380 relates to assistance with the preparation and filing of our Registration Statements on Form S-3 during 2011. The amount for 2010 includes $618,869 of costs associated with the Registration Statement on Form S-11 relating to our initial public offering (“IPO”).

Tax Fees.    Tax fees consists principally of assistance with matters related to tax compliance and reporting. On September 7, 2010, our executive management team approved a reduction in the scope of services provided by KPMG LLP and hired Deloitte Tax LLP for the purposes of providing tax advisory services for the remainder of 2010 and through 2011, and to prepare the federal and state income tax returns for us and our affiliates for 2010.

All Other Fees.    All other fees consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

Audit Committee Report

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

With regard to the fiscal year ended December 31, 2011, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2011 and for the year then ended; (ii) discussed with KPMG LLP, the independent auditors, the matters required by PCAOB AU Section 380, Communications with Audit Committees; (iii) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with KPMG their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

The Audit Committee:

David A. Wilson

Paul E. Szurek

Michael Koehler

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee pre-approved all services to be performed by our independent registered accounting firm during fiscal years 2010 and 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL THREE: AN ADVISORY VOTE APPROVING OUR EXECUTIVE COMPENSATION

Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the “Compensation Discussion & Analysis” section of this proxy statement, or “CD&A,” the compensation tables and accompanying narrative disclosures. While this stockholder vote on executive compensation is an advisory vote that is not binding on the company or the Board, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

The vote on the advisory approval of the compensation of our named executive officers requires the vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present.

As described more fully in the CD&A, our executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. Our practice of placing a significant portion of each executive’s compensation at risk demonstrates this pay-for-performance philosophy.

We actively review and assess our executive compensation program in light of the industry in which we operate, the marketplace for executive talent in which we compete, and evolving compensation governance and best practices. We are focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, our compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of our company; and

•	reward employees for individual, functional and corporate performance.

Our Board believes that our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

•

Independent Compensation Committee.    Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for CoreSite management.

•

Performance-Based Incentive Compensation.    Elements of performance-based, incentive compensation are largely aligned with financial and operational objectives established in the Board-approved annual operating plan.

•	Limited Perquisites. Our executive officers do not receive any perquisites other than those that are offered to non-executive, salaried employees.

•

Equity Plans.    Grants under our equity plans generally include four-year vesting periods, and our plan prohibits repricing or exchange of outstanding option awards without consent of stockholders, and requires options be granted with exercise prices at fair market value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY

VOTE ON OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board currently consists of seven directors. Our charter and bylaws provide that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law (“MGCL”). On the other hand, the Operating Partnership Agreement provides that, for so long as real estate funds affiliated with The Carlyle Group (the “Funds”) collectively own 10% or more of the outstanding common stock (assuming all Operating Partnership units are exchanged for common stock on a one-for-one basis), the Board may not increase or decrease the number of directors unless, in the case of an increase, the number of directors that the Funds are entitled to nominate is also increased, provided that the number of such nominees shall not exceed one-third of the entire Board.

Our bylaws require that nominees for director, whether for election by the stockholders or by the Board, shall include such individuals as are entitled to be nominated pursuant to the Operating Partnership Agreement. The Operating Partnership Agreement provides that, for so long as the number of Operating Partnership units and shares of common stock held collectively by the Funds is equal to or greater than 50% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), certain of the Funds shall have the right to nominate the number of directors that is one less than the lowest whole number that would exceed one-third of the directors, but not less than one director. With the Board having seven members, the Funds presently are entitled to nominate two directors. Such rights to nominate directors are subject to decrease as follows (in each case assuming all Operating Partnership units are exchanged for common stock):

•

If the Funds collectively own less than 50% but at least 10% of the outstanding common stock, then the Funds will be entitled to nominate the number of directors that is one less than the lowest whole number that would exceed 20% of the directors, but not less than one director. Assuming that the Board still had seven directors, then the Funds would be entitled to nominate only one director.

•	If the Funds collectively own less than 10% of the outstanding common stock, then the Funds will no longer be entitled to nominate any directors.

During 2011, the Board held twelve meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among our executive officers and directors.

Board Leadership Structure

The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairman is in our best interests at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. In addition to an independent chairman, our bylaws also require us to have a lead independent director, who may preside over meetings of independent directors in the event of a potential conflict of interest that precludes our chairman from participating. The current lead independent director is Mr.  Szurek.

Executive Sessions

Our non-employee directors met in a special executive session without management in October 2011 and a scheduled executive session without management in December 2011. Robert G. Stuckey, as Chairman of the Board, chaired the non-employee director executive sessions held during 2011 and generally chairs any executive sessions held by non-employee directors. The Board expects to continue to conduct an executive session limited to non-employee directors annually and our non-employee directors may schedule additional executive sessions in their discretion.

Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit Committee and the Nominating/Corporate Governance Committee must each have at least three directors; the Compensation Committee must have at least two directors. Our Board may from time to time establish other committees to facilitate the management of our company. The Operating Partnership Agreement currently requires that, so long as the Funds collectively own at least 10% of the outstanding common stock (assuming all Operating Partnership units are exchanged for common stock), the Funds shall have the right to have at least one of their nominees on each committee, unless prohibited by law or the rules of the NYSE, other than any committee whose purpose is to evaluate or negotiate any transaction with the Funds. The Funds have exercised this right by requesting that Mr. Stuckey be appointed to the Nominating/Corporate Governance Committee, but have not requested that either of its two nominees be appointed to either the Audit Committee or the Compensation Committee.

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee each operate under written charters adopted by the Board. These charters are available on our website at www.coresite.com.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), helps ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The Audit Committee selects, appoints, assists and meets with the independent auditor, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares an annual report for inclusion in our annual proxy statement pursuant to federal securities laws. Messrs. Wilson, Koehler and Szurek currently serve as members of the audit committee, with Mr. Wilson serving as chair. The Board has determined that all three members of the committee are “financially literate” as defined under the NYSE rules, that Mr. Wilson qualifies as an “Audit Committee Financial Expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that all three members of the committee are independent under applicable NYSE and SEC rules. The Audit Committee met seven times in 2011.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing our Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating/Corporate Governance Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating/Corporate Governance Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. Messrs. Szurek, Stuckey and Thompson currently serve as members of the Nominating/Corporate Governance Committee, with Mr. Szurek serving as chair. The Board has determined that all three members of the committee are independent under applicable NYSE rules. The Nominating/Corporate Governance Committee met four times in 2011.

At least annually, the Nominating/Corporate Governance Committee evaluates the performance of each current director and considers the results of such evaluation when determining whether to recommend the nomination of such director for an additional term. At an appropriate time prior to each annual meeting at which directors are to be elected or re-elected, the Nominating/Corporate Governance Committee recommends to the Board for nomination by the Board such candidates as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Nominating/Corporate Governance Committee will recommend to the Board for election by the Board to fill such vacancy, such prospective member of the Board as the Nominating/Corporate Governance Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating/Corporate Governance Committee will consider the factors listed above.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the director nominees to be elected (for example, pursuant to rights contained in the Operating Partnership Agreement), then the nomination or election of such directors will be governed by such requirements. Additionally, recommendations received from stockholders will be considered and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to the Board regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our annual proxy statement and publishes an annual committee report for our stockholders. Messrs. Koehler, Wilson and Thompson currently serve as members of the Compensation Committee, with Mr. Koehler serving as chair. The Board has determined that all three members of the committee are independent under applicable NYSE rules. The Compensation

Committee met two times in 2011. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section titled “Compensation Discussion and Analysis.”

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating/Corporate Governance Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance. Any other compensation provided to the executive officers is primarily in the form of long-term equity awards that are important to help further align executives’ interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee also has reviewed our compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee believes that the design of our annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure our performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for our employees are capped, and we have discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors we may determine to be appropriate in the circumstances. As with the compensation of our executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Corporate Governance Guidelines

The Board has adopted a set of governance guidelines, the Coresite Realty Corporation Corporate Governance Guidelines, which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to board composition and member selection, board independence, board meetings and involvement of senior management, management succession planning, board committees and the evaluation of senior management and the Board. The Board reviews our Corporate Governance Guidelines at least annually and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of the Corporate Governance Guidelines is available on our website at www.coresite.com.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board. A copy of the Code of Business Conduct and Ethics is available on our website at www.coresite.com. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics by posting such information on our website or by filing a Form 8-K with the SEC.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under our 2010 Equity Incentive Award Plan (the “2010 Plan”), members of the Board who are not also employees (nor nominated by Carlyle) (“Non-Employee Directors”) are given an annual grant of restricted stock units (“RSUs”) and an equal number of tandem dividend equivalents under our 2010 Plan on the date of the annual meeting of stockholders (each, an “Annual RSU Award”), having a fair market value as of the date of grant equal to $40,000. Dividend equivalents give holders the right to receive, upon payment of any ordinary cash dividend paid to holders of our common stock, an equivalent payment in the form of additional RSUs and dividend equivalents. All Annual RSU Awards granted within the first year following our IPO vested on September 28, 2011, and all Annual RSU Awards granted thereafter vest immediately upon grant. Each RSU entitles the director to one share of our common stock payable upon termination of service as a director. In addition, each Non-Employee Director is given an annual cash retainer of $40,000 for services as a director. Directors who are employees of our company or our subsidiaries and those directors nominated by the Funds do not receive compensation for their services as directors.

Non-Employee Directors who serve on our Audit, Nominating/Corporate Governance and/or Compensation Committees other than as chair of the committee receive an additional annual cash retainer fee of $5,000 for each committee on which they serve. Directors who serve as the chair of our Audit Committee receive an additional annual retainer of $15,000. Directors who serve as the chair of one of our other board committees receive an additional annual retainer of $10,000.

The following table presents information regarding the compensation paid during 2011 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Ray is presented below under “Executive Compensation” in the table titled “2011 Summary Compensation Table” and the related explanatory tables. Messrs. Stuckey, Attwood and Ray do not receive any compensation for their services as members of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Michael Koehler	55,000	40,000	—	95,000
Paul E. Szurek	55,000	40,000	—	95,000
J. David Thompson	50,000	40,000	—	90,000
David A. Wilson	60,000	40,000	—	100,000

(1)	The amounts included under the “Stock Awards” column reflect the aggregate grant date fair value of the restricted stock unit awards granted to each Non-Employee Director, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, “Equity Incentive Plan” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following table presents the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of December 31, 2011.

Director	Number of Shares Subject to Outstanding Options as of December 31, 2011(1)	Number of Shares Subject to Outstanding RSUs as of December 31, 2011(1)
Michael Koehler	2,500	5,020
Paul E. Szurek	2,500	5,020
J. David Thompson	2,500	5,020
David A. Wilson	2,500	5,020

(1)	The stock options and restricted stock units are fully vested.

Communications with the Board

Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or any individual director or directors, by writing to our Corporate Secretary at 1050 17th Street, Suite 800, Denver, Colorado 80265, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to our accounting, internal accounting controls or auditing matters can be found on our website at www.coresite.com.

Attendance of Directors at 2012 Annual Meeting of Stockholders

While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All of our directors attended the 2011 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the company or a member of our Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION

The following table sets forth certain information as of April 5, 2012, regarding our executive officers.

Name	Position With the Company	Age
Thomas M. Ray	President and Chief Executive Officer	49
Jeffrey S. Finnin	Chief Financial Officer	48
Christopher M. Bair	Senior Vice President, Sales and Leasing	43
David W. Dunn	Senior Vice President, Mergers and Acquisitions	32
Billie R. Haggard	Senior Vice President, Data Centers	46
Derek S. McCandless	Senior Vice President, Legal, General Counsel and Secretary	41
Dominic M. Tobin	Senior Vice President, Operations	58

Please see “Proposal One: Election of Directors — Directors” starting on page 11 for information regarding Thomas M. Ray.

Jeffrey S. Finnin is our Chief Financial Officer. Before joining us as Chief Financial Officer in January 2011, Mr. Finnin served as Managing Director and Chief Accounting Officer of ProLogis, a publicly-held real estate investment trust, for over five years. Prior to his tenure at ProLogis, Mr. Finnin spent 18 years in public accounting as a partner with public accounting firms KPMG and Arthur Andersen, where he served as the Industry Lead Partner in charge of Real Estate and Financial Services Practices in Denver, Colorado. Mr. Finnin is a Certified Public Accountant and received his B.S. in Business Administration from Colorado State University.

Christopher M. Bair is our Senior Vice President, Sales and Leasing. Mr. Bair brings 15 years of executive sales and management experience in the data center and information technology industries. Prior to joining our company in May 2010, Mr. Bair was Senior Vice President of Sales and Marketing at Qualifacts Systems, a software service provider of enterprise systems for healthcare providers from July 2007 to May 2010. Mr. Bair has also held roles of increasing responsibility in sales and operations at SunGard Availability Services/Inflow, which he served from 1999 to 2007. Prior to entering the private sector, Mr. Bair was a Captain and pilot in the United States Air Force. Mr. Bair received a M.S. in Management from Embry Riddle Aeronautical University and a B.S. from the United States Air Force Academy in Colorado Springs, CO.

David W. Dunn is our Senior Vice President, Mergers and Acquisitions. Mr. Dunn joined our company in 2004, led our marketing activities from 2006 to 2011 and has led our business development activities since July 2011. Mr. Dunn served as our Sales Director from 2004 to 2005, Real Estate Asset Manager from 2005 to 2006 and Vice President of Sales and Marketing from 2006 to 2007. Prior to joining us in March 2004, Mr. Dunn was a senior analyst at The Carlyle Group, where he played a role in managing several strategic projects as well as Carlyle’s data center investments. Before joining The Carlyle Group, he was an acquisitions analyst at JER Partners, a private equity real estate investment firm, where he evaluated acquisition opportunities and conducted due diligence on multiple real estate property types. Mr. Dunn graduated magna cum laude from The Wharton School at the University of Pennsylvania with a B.S. in Economics and has an M.B.A. from the Kellogg School of Management at Northwestern University.

Billie R. Haggard is our Senior Vice President, Data Centers. In this role Mr. Haggard is responsible for the design, construction, maintenance, facilities staffing and ultimately uptime, reliability and energy efficiency of our data centers. Mr. Haggard served as our Vice President of Facilities from 2009 to 2010. Prior to joining our company in March 2009, Mr. Haggard was the Senior Technical Manager at Switch and Data, where he oversaw all aspects of data center design and management for more than 40 data centers across North America. Prior to joining Switch and Data in 2003, Mr. Haggard held the position of Technical Manager for Lee Technologies focused upon data center and mission-critical facilities. Mr. Haggard studied Engineering at Louisiana State University and Louisiana Tech University. Additionally, Mr. Haggard held positions of increasing responsibility focused upon nuclear power technology and maintenance during his 14-year career as an officer in the United States Navy. Mr. Haggard was recognized with four Naval Achievement Medals and numerous letters of commendation stemming from his work and teachings concerning highly sensitive, mission-critical facilities.

Derek S. McCandless is our Senior Vice President, Legal, General Counsel and Secretary. Prior to joining CoreSite in March 2011, Mr. McCandless served as Senior Vice President and Assistant General Counsel at Apartment Investment and Management Company, which he joined in 2003. Prior to his tenure with Apartment Investment and Management Company, Mr. McCandless was in private practice with the law firms of Holme Roberts & Owen LLP and Cooley LLP. Mr. McCandless received a J.D. from The University of Chicago and a B.S., cum laude, from Brigham Young University.

Dominic M. Tobin is the Senior Vice President, Operations. Mr. Tobin is responsible for our company’s operations activities, including all Any2 Exchange® related initiatives. Mr. Tobin served as our Field Operations Director from 2007 to 2009 and Vice President of Operations from 2009 to 2010. Prior to joining our company in January 2007, Mr. Tobin spent 15 combined years at First Level Technology and AT&T, where he held roles of increasing responsibility including Field Operations Director and District Manager. Mr. Tobin obtained his B.S. degree in Telecommunications Management, magna cum laude, from Golden Gate University. He also received a Network Management Certificate from U.C. Santa Cruz Extension and was a First Class Electronics Technician in the U.S. Coast Guard.

COMPENSATION DISCUSSION AND ANALYSIS

Following is a discussion and analysis of our executive compensation program as it relates to the following named executive officers whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Thomas M. Ray	President and Chief Executive Officer
Jeffrey S. Finnin	Chief Financial Officer
Christopher M. Bair	Senior Vice President, Sales and Leasing
Billie R. Haggard	Senior Vice President, Data Centers
Derek S. McCandless	Senior Vice President, Legal, General Counsel and Secretary
Deedee Beckman	Former Chief Financial Officer

Executive Summary

Our compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow and manage our business, and to align their compensation with our short-term and long-term goals. To do this, our compensation program for executive officers is made up of the following components: (i) base salary, designed to compensate our executive officers for work performed during the fiscal year; (ii) short-term incentive programs, designed to reward our executive officers for our yearly performance and for their individual performance during the fiscal year; and (iii) equity-based awards, meant to align our executive officers’ interests with our long-term performance. For all named executive officers, compensation is intended to be significantly performance-based, with a belief that compensation paid to executive officers should be closely aligned with the performance of our company on both a short-term and long-term basis, in order to create value for stockholders.

In establishing compensation for executive officers, the following summarizes our primary objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure senior officer compensation is aligned with our corporate strategies and business objectives and the long-term interests of our stockholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

Enhance the officers’ incentives to provide increased value to stockholders, as well as promote retention of key management personnel, by providing a portion of total compensation opportunities for senior management in the form of ownership in our company through shares of our common stock and other equity and equity-based awards.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by awarding compensation that is consistent with our success and their contributions to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to our performance and other factors that directly and indirectly influence stockholder value. Total compensation for our named executive officers has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance to align the interests of management with stockholders.

Taking into consideration the foregoing objectives, we structure total compensation for our executives to provide a guaranteed amount of cash compensation in the form of base salaries, while also providing a meaningful amount of annual cash compensation that is at risk and dependent on our performance and the individual performance of the executives, in the form of discretionary annual bonuses. We also seek to provide a portion of total compensation in the form of equity-based awards in order to align the interests of executives and other key employees with those of our stockholders, and for retention purposes.

At our annual meeting of stockholders in May 2011, we held our first advisory vote to approve the compensation of our named executive officers (“say-on-pay”). The compensation of our named executive officers reported in our 2011 proxy statement was approved by over 99% of the votes cast at the 2011 annual meeting. Our Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and the Compensation Committee did not change its approach in 2011. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Role of the Board of Directors, the Compensation Committee and Management

Our Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive, taking into account our competitive position within our industry and our named executive officers’ level of expertise and experience in their positions. The Compensation Committee’s primary responsibilities with respect to determining executive compensation are (i) setting performance targets under all annual bonus and long-term and management incentive compensation plans, including our 2010 Plan; (ii) verifying that performance targets used for any performance-based equity compensation plans have been met before payment of any executive bonus or compensation; (iii) approving all amendments to, and terminations of, all compensation plans and any awards under such plans; (iv) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; (v) approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s), including the 2010 Plan; (vi) repurchasing securities from terminated employees; and (vii) conducting an annual review of all compensation plans. All plan reviews include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated.

The Compensation Committee reviews and considers our Chief Executive Officer’s recommendations with respect to compensation decisions for our named executive officers other than himself, and the Compensation Committee makes all compensation decisions with regard to our Chief Executive Officer. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given his knowledge of our operations, the data center industry and the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers in light of our business at a given point in time.

Compensation Processes

For the development of our 2011 compensation program, the Compensation Committee retained W.T. Haigh & Company, Inc. (“W.T. Haigh”) as its independent compensation consultant. W.T. Haigh provides us advisory services only with respect to executive compensation, and works with management only with the approval and under the direction of the Compensation Committee. W.T. Haigh reviewed the compensation components for our 2011 program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans. A representative of W.T. Haigh attended the meetings of the Compensation Committee in March 2011 and March 2012, and continues to make himself available on an ongoing basis to provide guidance to the Compensation Committee on compensation issues as they arise.

For 2011, actual pay for each named executive officer was determined based on the named executive officers’ historical compensation levels, which were set based on our Chief Executive Officer’s general knowledge, including information he received from W.T. Haigh, and understanding of compensation levels for similarly situated executives in our industry, the performance of the executive over time, and our company-wide performance.

Elements of 2011 Compensation

Base Salaries.    In 2011, we sought to compensate our named executive officers for their performance throughout the year with annual base salaries that were fair and competitive within our marketplace, taking into account the considerations described above under “Compensation Processes.” We provide base salaries to our named executive officers in order to ensure the attraction, development and retention of superior talent and relative base salary levels reflecting the named executive officers’ historic contributions to our performance as well as their level of responsibility within our organization and length of service with us. We expect that base salary determinations for future years will continue to focus on the above considerations.

At the end of 2010, base salaries were reviewed to ensure continuing consistency with market levels and our level of financial performance during the previous year. We expect that future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance. No formulaic base salary increases are provided to the named executive officers; however, annual merit increases are provided when we determine that such increases are warranted in light of individual or overall company performance. Effective January 1, 2011, we awarded the following merit increases to our named executive officers: Mr. Haggard’s salary was increased from $190,000 to $195,000 and Mr. Bair’s salary was increased from $190,000 to $192,500. There was no change in Mr. Ray’s base salary from 2010 to 2011. The base salaries for Messrs. Finnin and McCandless were negotiated upon their commencement of employment with us in 2011.

Annual Cash Incentive Awards.    As one method of accomplishing our compensation objectives, executive officers are rewarded for their contribution to our financial and operational success through the award of discretionary annual incentive cash bonuses, which are determined annually by the Compensation Committee, taking into account the recommendation of our Chief Executive Officer.

In March 2011, the Compensation Committee established the following 2011 target bonus amounts for each of our named executive officers under our 2011 annual cash incentive program (the “2011 Bonus Plan”): Mr. Ray — $375,000; Mr. Finnin — $210,000; Mr. McCandless — $160,000; Mr. Haggard — $97,500; and Mr. Bair — $130,000. In determining the target bonus amounts for each of our named executive officers under the 2011 Bonus Plan, the Compensation Committee considered the following factors: (i) the named executive officer’s length of service with us; (ii) the scope, level of expertise and experience required for the named executive officer’s position; (iii) market competitive levels of bonus opportunity; and (iv) a subjective performance evaluation, based on our Chief Executive Officer’s view of each named executive officer’s level of contribution toward our achievement of economic forecasts for the year. These factors were selected as the most appropriate measures upon which to base target bonus amounts because we believe that they help to align individual compensation with both competency and contribution.

Actual bonus amounts for 2011 were based on the level of company-wide achievement of revenue, net operating income (NOI), earnings before interest, taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) in 2011 against targets established by the Compensation Committee. Our company-wide financial goals are designed to be “stretch” goals intended to be very challenging but attainable. Each factor is weighted as follows and adjusted to above or below target bonus levels based on actual performance:

Performance Factor	2011 Target	2011 Actual	Weighting
Revenue	$165.5 million	$172.8 million	19%
NOI	$78.2 million	$84.6 million	27%
EBITDA	$57.3 million	$61.9 million	27%
FFO	$49.6 million	$56.9 million	27%

Additional weighting of company, departmental and individual goals varies among our named executive officers. 80% of the incentive compensation of Messrs. Ray, Finnin and McCandless is determined based on company financial results and 20% is determined based on individual goals. 60% of Mr. Haggard’s executive compensation is determined based on company financial performance, 30% is determined based on departmental (facilities) goals and 10% is determined based on individual goals. 35% of Mr. Bair’s incentive compensation is determined based on company financial results, 50% is determined based on departmental (sales and leasing) goals and 15% is determined based on individual goals. In light of our performance in 2011, departmental goal attainment and each named executive officer’s individual performance evaluation, we paid each named executive officer (other than Mr. Bair) 178% of his target bonus amount, while Mr. Bair received 119% of his target bonus amount. In addition, the bonus amounts for Messrs. Finnin and McCandless were prorated based on their respective commencement dates of employment with us in 2011.

In March 2011, the Compensation Committee determined that any cash bonus for a named executive officer in excess of 120% of such person’s target bonus would be settled in restricted stock in lieu of cash, based on the $22.69 closing price of our common stock on the New York Stock Exchange on March 6, 2012, which is the grant date of the restricted stock. In addition, the cash bonus settled in restricted stock was given a 110% value and the restricted stock vests one year from the grant date. See “2011 Summary Compensation Table” below for the amounts of bonuses earned by each named executive officer in 2011.

2011 Equity Compensation.    Discretionary long-term equity awards, in the form of stock options and restricted stock, are granted annually, generally in March, at the Compensation Committee’s discretion, to our named executive officers in order to align the interests of the named executive officers with those of the stockholders through the delivery of equity, and to add a retention element to the named executive officers’ compensation. The Compensation Committee considers the number of shares and the appropriate combination of different equity-based awards in making grant decisions for our named executive officers. For 2011, long-term equity awards granted to each named executive officer were based on the Compensation Committee’s assessment of each named executive officer’s expected future contributions to our company, longer term performance and competitive levels of long-term equity compensation for similarly situated executives.

In 2011, the Compensation Committee approved equity grants for the named executive officers as listed below, with a mix of 60% of the value of the equity grants in the form of restricted stock and 40% in the form of stock options. The Compensation Committee believes that a combination of stock options, which align executive compensation with the interest of stockholders by way of increases in our stock price, with restricted stock awards, which offer a stronger retention incentive and are less dilutive to our current stockholders than stock options, offers the most effective equity-based compensation to our named executive officers. The stock options and restricted stock vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us.

Name	Stock Option Awards: Number of Securities Underlying Options (#)	Restricted Stock Awards: Number of Shares of Restricted Stock (#)
Thomas M. Ray	108,352	47,275
Jeffrey S. Finnin	36,117	15,758
Christopher M. Bair	12,641	5,515
Billie R. Haggard	18,059	7,879
Derek S. McCandless	18,059	7,879

In addition, in connection with their commencement of employment with us in 2011, we granted Mr. Finnin and Mr. McCandless the following equity awards: Mr. Finnin — 59,151 shares of restricted stock and a stock option to purchase 26,095 shares of our common stock; and Mr. McCandless — 11,162 shares of restricted stock and a stock option to purchase 4,924 shares of our common stock. The restricted stock and stock options vest in three equal annual installments beginning on the first anniversary of the grant date, subject to continued employment with us. Our Board approved these grants as part of each of Messrs. Finnin’s and McCandless’s employment agreements based on its business judgment that the grants reflect an appropriate level of long-term incentive to motivate them to accept employment with us, as well as to retain them and further align their compensation with increases in stockholder value.

Defined Contribution Plans.    We have maintained a Section 401(k) Savings/Retirement Plan, (the “401(k) Plan”), for eligible employees of our company and any designated affiliate, including our named executive officers. The 401(k) Plan provides our named executive officers and other employees with the opportunity to save for their future retirement by deferring compensation up to IRS imposed limits. We currently make safe harbor contributions to the 401(k) Plan in an amount equal to three percent (3%) of the participant’s annual salary and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan after six months of credited service.

Other Elements of Compensation and Perquisites.    In addition to other elements of compensation, as described above, we provide the following benefits to our named executive officers:

•

Medical Insurance.    We offer to each named executive officer, the named executive officer’s spouse and the named executive officer’s children such health, dental and vision insurance programs as we make available to other eligible employees of our company.

•

Life and Disability Insurance.    We provide each named executive officer such short-term and long-term disability and/or life insurance as we make available to other eligible employees of our company. Our company offers life insurance coverage equal to the annual salary of each employee, up to a designated maximum amount per employee.

•

Parking Allowance.    We provide each named executive officer with the choice of paid parking at each company location or reimbursement of public transportation expenses, such as our company makes available to every other employee of our company.

Other Compensation Components

We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate, and retain the top executive talent for which we compete. We may provide compensation components that are different from or in addition to the components described above to our named executive officers, to ensure that we provide a balanced, comprehensive and competitive compensation structure, as deemed appropriate by the Compensation Committee.

Other Compensation Considerations

Tax Considerations.    We seek to compensate our named executive officers and other employees in a manner that is tax efficient for both the employee and for us, while maintaining flexibility with respect to the awards we may choose to grant under our compensation programs. For example, Section 162(m) of the Internal Revenue Code, which we expect will begin to impact us following our annual stockholders’ meeting in 2014, disallows a tax deduction for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers, unless compensation is performance based. We are in the process of qualifying the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). As such, we will consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m), such as when it believes that such payments are appropriate to attract and retain executive talent.

Accounting Considerations.    ASC Topic 718, Compensation — Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. Going forward, we expect to consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee:

Michael Koehler

J. David Thompson

David A. Wilson

2011 Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers during the fiscal year ended December 31, 2011. Unless otherwise specified, positions listed below are those currently held by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas M. Ray President and Chief Executive Officer	2011	425,000	—	719,998	529,841	689,250	13,983	2,378,072
	2010	151,843	220,000	479,400	556,875	248,750	4,680	1,661,548
	2009	540,000	—	—	—	—	—	540,000

Jeffrey S. Finnin Chief Financial Officer	2011	329,808	—	1,089,994	294,301	361,401	8,127	2,083,631

Christopher M. Bair Senior Vice President, Sales and Leasing	2011	192,500	111,047	83,993	61,814	154,212	8,908	612,474

Billie R. Haggard Senior Vice President, Data Centers	2011	195,000	—	119,997	88,309	179,205	9,692	592,203
	2010	173,333	—	134,855	92,813	100,000	43,753	544,754
	2009	126,667	125,000	—	—	—	28,005	279,672

Derek S. McCandless Senior Vice President, Legal and General Counsel	2011	201,923	—	289,994	112,387	237,120	4,698	846,122

Deedee Beckman(4) Former Chief Financial Officer	2011	23,909	—	—	—	—	262,765	286,674
	2010	245,000	160,000	266,259	85,853	—	45,832	802,944
	2009	79,167	100,000	86,574	—	—	34,540	300,281

(1)	The amounts included under the “Stock Awards” and “Options Awards” columns reflect the aggregate grant date fair value of the restricted stock awards and option awards to purchase our common stock granted in each respective fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, “Equity Incentive Plan” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Represents the actual 2011 cash incentive awards earned by each named executive officer under the 2011 Bonus Plan. The cash incentive award for each named executive officer in excess of 120% of target bonus was settled in restricted stock in lieu of cash as set forth below, based on the $22.69 closing price of our common stock on the NYSE on March 5, 2012, which is the grant date of the restricted stock. The cash incentive award settled in restricted stock was given a 110% value and the restricted stock vests one year from the grant date. This grant of restricted stock is included in the “Non-Equity Incentive Plan Compensation” above and not in the “Stock Awards” column.

Name	Portion of Cash Incentive Award Included Above Which Was Settled in Restricted Stock ($)	Number of Shares of Restricted Stock Issued in Lieu of Cash Incentive Award (#)
Thomas M. Ray	239,250	10,544
Jeffery S. Finnin	133,980	5,905
Christopher M. Bair	—	—
Billie R. Haggard	62,205	2,742
Derek S. McCandless	102,080	4,499
Deedee Beckman	—	—

(3)	Consists of the following amounts for each named executive officer for fiscal year 2011:

Name	Life Insurance Premiums ($)	Company Contributions to 401(k) Plans ($)	Dividends on Unvested Restricted Stock ($)	Parking ($)	Severance ($)		Total ($)
Thomas M. Ray	408	7,350	2,925	3,300	—		13,983
Jeffery S. Finnin	385	4,442	—	3,300	—		8,127
Christopher M. Bair	305	5,775	488	2,340	—		8,908
Billie R. Haggard	317	5,850	1,185	2,340	—		9,692
Derek S. McCandless	339	2,019	—	2,340	—		4,698
Deedee Beckman	—	695	—	195	261,875	**	262,765

**	Ms. Beckman resigned as our Chief Financial Officer in January 2011. The severance amount represents amounts earned under the separation agreement we entered into with Ms. Beckman, which consisted of a $245,000 bonus for services performed in connection with the completion of our IPO and a $16,875 bonus for the pro rata portion of her target bonus under the 2011 Bonus Plan.

(4)	Ms. Beckman resigned as our Chief Financial Officer in January 2011.

2011 Grants of Plan-Based Awards

The following table presents information regarding plan-based awards granted to our named executive officers for the fiscal year ended December 31, 2011.

Name	Award Description	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold($)	Target($)	Maximum($)

Thomas M. Ray	Annual Cash Incentive		—	375,000	750,000	—	—	—	—
	Restricted Stock	3/11/2011	—	—	—	47,275	—	—	719,998
	Stock Option	3/11/2011	—	—	—	—	108,352	15.23	529,841

Jeffrey S. Finnin	Annual Cash Incentive		—	210,000	420,000	—	—	—	—
	Restricted Stock	1/24/2011	—	—	—	59,151	—	—	850,000
	Stock Option	1/24/2011	—	—	—	—	26,095	14.37	117,688
	Restricted Stock	3/11/2011	—	—	—	15,758	—	—	239,994
	Stock Option	3/11/2011	—	—	—	—	36,117	15.23	176,612

Christopher M. Bair	Annual Cash Incentive			130,000	260,000	—	—	—	—
	Restricted Stock	3/11/2011	—	—	—	5,515	—	—	83,993
	Stock Option	3/11/2011	—	—	—	—	12,641	15.23	61,814

Billie R. Haggard	Annual Cash Incentive		—	97,500	195,000	—	—	—	—
	Restricted Stock	3/11/2011	—	—	—	7,879	—	—	119,997
	Stock Option	3/11/2011	—	—	—	—	18,059	15.23	88,309

Derek S. McCandless	Annual Cash Incentive		—	160,000	320,000	—	—	—	—
	Restricted Stock	3/11/2011	—	—	—	11,162	—	—	169,997
	Stock Option	3/11/2011	—	—	—	—	4,924	15.23	24,078
	Restricted Stock	3/11/2011	—	—	—	7,879	—	—	119,997
	Stock Option	3/11/2011	—	—	—	—	18,059	15.23	88,309

Deedee Beckman			—	—	—	—	—	—	—

(1)	The amounts included under this column reflect the grant date fair value of the restricted stock awards and option awards to purchase our common stock granted during 2011, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. Assumptions used to calculate these amounts are described in Note 12, “Equity Incentive Plan” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table represent the actual 2011 cash incentive award earned by each named executive officer under the 2011 Bonus Plan. Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns of the 2011 Grants of Plan-Based Awards Table represent the target cash incentive award opportunity for each named executive officer under the 2011 Bonus Plan. See “Annual Cash Incentive Awards” above for a more detailed description of the 2011 Bonus Plan.

The amount in the “Bonus” column of the 2011 Summary Compensation Table for Mr. Bair represents sales bonuses and commissions earned in 2011.

Employment Agreements

Thomas M. Ray — On August 1, 2010, we entered into an employment agreement with Thomas M. Ray, our President and Chief Executive Officer. The agreement has an initial one-year term, subject to automatic annual renewal, unless either party elects to terminate the agreement by providing at least 90 days notice prior to the applicable anniversary date. The agreement provided for an initial annual base salary of $250,000 and contains other customary employment terms including base salaries, bonuses and other incentive compensation and other benefits. Upon the completion of our IPO, Mr. Ray’s annual base salary was increased to $425,000. Mr. Ray’s employment agreement provides for an initial target annual performance bonus amount of $375,000, subject to adjustment at the discretion of the Board based on achievement of performance goals. Mr. Ray also received a bonus of $220,000 upon the execution of his employment agreement, which payment was treated as a partial prepayment of his full 2010 target annual performance bonus.

Mr. Ray’s employment agreement also provides for, among other things, severance payments and the continuation of certain benefits following certain terminations of employment by us or the termination of employment for “Good Reason” by Mr. Ray. Under these provisions, if Mr. Ray’s employment is terminated by us without “Cause,” or in connection with our non-renewal of the agreement, or Mr. Ray resigns for Good Reason, Mr. Ray will have the right to receive continued payment of his base salary and the continuation of health benefits at our expense for a period of 18 months following termination. In addition, Mr. Ray would receive a pro-rated lump sum payment upon termination in respect of his performance bonus amount for the year of termination. Mr. Ray would also be entitled to accelerated vesting of any outstanding unvested equity awards that would have vested based on the passage of time had he remained employed for 12 months after termination, and any of Mr. Ray’s stock options would remain exercisable for at least a year following termination. Mr. Ray’s employment agreement provides that if he is terminated by us without Cause, or in connection with our non-renewal of the agreement, or he resigns for Good Reason, in each case within 60 days prior to or 12 months following a change in control of our company, then in addition to the payments and benefits described above, he would also receive an additional payment equal to his target performance bonus amount for the year of termination. In addition, the salary continuation amount described above would be paid in a lump sum and Mr. Ray would receive accelerated vesting of all of his outstanding unvested equity awards. In addition, Mr. Ray’s employment agreement provides that if his employment is terminated due to his death or disability, he will receive a pro-rated lump sum payment in respect of his target bonus amount for the year of termination and accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with us for 12 months following his termination.

Mr. Ray’s employment agreement also contains certain confidentiality covenants prohibiting Mr. Ray from, among other things, disclosing confidential information relating to us. The employment agreement also contains non-competition and non-solicitation restrictions, pursuant to which Mr. Ray will not be permitted to compete with us in certain circumstances for a period of 12 months following his termination of employment for any reason.

Jeffrey S. Finnin — On January 24, 2011, Mr. Finnin became our Chief Financial Officer and he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days notice of non-renewal. Mr. Finnin’s employment agreement provides for an initial annual base salary of $350,000, an initial target annual performance bonus amount of $210,000 and contains other customary employment terms and benefits. Mr. Finnin also received a stock option to purchase 26,095 shares of our common stock and a grant of 59,151 shares of restricted stock under the 2010 Plan, each of which vest in three equal annual installments.

Mr. Finnin’s employment agreement also provides for severance payments and certain benefits following certain terminations of employment. If Mr. Finnin is terminated by us without “Cause,” or in connection with our non-renewal of his employment agreement, or if he resigns for “Good Reason,” he will have the right to receive continued payment of base salary and health benefits at our expense for 12 months after termination. In addition, Mr. Finnin would receive a pro-rated lump sum payment based on his performance bonus amount for the year of termination and accelerated vesting of his unvested equity awards that would have vested in the 12 months after such termination, and his stock options would remain exercisable for at least one year following termination. If such a termination occurs within 60 days prior to, or 12 months following, a change in control of our company, Mr. Finnin would also receive a payment equal to his target performance bonus amount for the year, a cash payment equal to 125% of his annual base salary on the termination date, and acceleration of all of outstanding unvested equity awards. In addition, Mr. Finnin’s employment agreement provides that if his employment is terminated due to his death or disability, he will receive a pro-rated lump sum payment with respect to his target bonus amount for the year of termination and accelerated vesting of any of his outstanding unvested equity awards that would have vested based on the passage of time if he had remained employed with us for 12 months following his termination. In addition, Mr. Finnin’s employment agreement contains confidentiality, non-competition and non-solicitation covenants similar to those described above for Mr. Ray.

Derek S. McCandless — On March 11, 2011, Mr. McCandless became our Senior Vice President, Legal, General Counsel and Secretary, and he entered into an executive employment agreement with us, with an initial one-year term, subject to automatic annual renewal, unless either party provides 90 days notice of non-renewal. Mr. McCandless’s employment agreement provides for an initial annual base salary of $250,000, an initial target annual performance bonus amount of $160,000 and contains other customary employment terms and benefits. Mr. McCandless also received a stock option to purchase 4,924 shares of our common stock and a grant of 11,162 shares of restricted stock under the 2010 Plan, each of which vest in three equal annual installments. Mr. McCandless’s employment agreement also includes provisions for severance payments, the continuation of certain benefits, the accelerated vesting of equity awards and extended stock option exercise periods following certain terminations of employment that are substantially identical to those provided in Mr. Finnin’s employment agreement. In addition, Mr. McCandless’s employment agreement contains confidentiality, non-competition and non-solicitation covenants similar to those described above for Mr. Ray.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2011.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Thomas M. Ray	9/22/2010	28,125	84,375	(2)	16.00	9/22/2020	—		—
	9/28/2010	—	—		—	—	22,500	(3)	400,950
	3/11/2011	—	108,352	(4)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	47,275	(4)	842,441

Jeffrey S. Finnin	1/24/2011	—	26,095	(5)	14.37	1/24/2021	—		—
	1/24/2011	—	—		—	—	59,151	(5)	1,054,071
	3/11/2011	—	36,117	(4)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	15,758	(4)	280,808

Christopher M. Bair	9/22/2010	4,688	14,062	(6)	16.00	9/22/2020	—		—
	9/28/2010	—	—		—	—	3,750	(7)	66,825
	3/11/2011	—	12,641	(4)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	5,515	(4)	98,277

Billie R. Haggard	9/22/2010	4,688	14,062	(6)	16.00	9/22/2020	—		—
	9/28/2010	—	—		—	—	3,750	(7)	66,825
	9/28/2010	—	—		—	—	2,293	(8)	40,861
	9/28/2010	—	—		—	—	1,284	(9)	22,881
	3/11/2011	—	18,059	(4)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	7,879	(4)	140,404

Derek S. McCandless	3/11/2011	—	4,924	(5)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	11,162	(5)	198,907
	3/11/2011	—	18,059	(4)	15.23	3/11/2021	—		—
	3/11/2011	—	—		—	—	7,879	(4)	140,404

Deedee Beckman		—	—		—	—	—		—

(1)	Based on a price of $17.82 per share, which was the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

(2)	Represents the unvested portion of options to purchase 112,500 shares of our common stock, which vest in four equal annual installments beginning on September 22, 2011.

(3)	Represents the unvested portion of 30,000 shares of restricted stock, which vests in four equal annual installments beginning on September 28, 2011.

(4)	The award vests in four equal annual installments beginning on the first anniversary of the grant date.

(5)	The award vests in three equal annual installments beginning on the first anniversary of the grant date.

(6)	Represents the unvested portion of options to purchase 18,750 shares of our common stock, which vest in four equal annual installments beginning on September 22, 2011.

(7)	Represents the unvested portion of 5,000 shares of restricted stock, which vests in four equal annual installments beginning on September 28, 2011.

(8)	Represents the unvested portion of 3,439 shares of restricted stock, which vests in three equal annual installments beginning on September 28, 2011.

(9)	Represents the unvested portion of Operating Partnership units, which vest in two equal annual installments on September 28, 2012 and September 28, 2013, and are redeemable for cash, or at our option, on a one-to-one basis for shares of our common stock.

2011 Option Exercises and Stock Vested Table

The following table presents information regarding the vesting of stock awards for each of our named executive officers during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas M. Ray	7,500		108,450
Jeffrey S. Finnin	—		—
Christopher M. Bair	1,250		18,075
Billie R. Haggard	3,038	(1)	43,929
Derek S. McCandless	—		—
Deedee Beckman	—		—

(1)	Includes 642 Operating Partnership units that vested on September 28, 2011, and are redeemable for cash, or at our option, on a one-to-one basis for shares of our common stock.

Potential Payments upon Termination or Change in Control

In September 2010, we adopted the Senior Management Severance and Change in Control Program (the “Severance Plan”), in which members of our senior membership team participate, other than Messrs. Ray, Finnin and McCandless. The Severance Plan provides that if a participant is terminated by us at any time without “Cause” or resigns for “Good Reason” (each as defined in the Severance Plan), the participant will be entitled to receive the following severance payments and benefits: (i) continued payment of his or her base salary for a period of time equal to three months, plus one additional month for each year of service with us (subject to a maximum of 12 months); (ii) continued payment of health insurance premiums for a similar period of time; and (iii) accelerated vesting of any unvested equity awards that would have vested solely based on the passage of time had the participant remained employed with us for 12 months following termination. If such a termination occurs within 60 days prior to or nine months following a change in control of our company, participants will receive (i) a lump sum payment on termination of one year of the participant’s base salary, (ii) a lump sum payment on termination of the participant’s target bonus amount for the year of termination, (iii) an additional lump sum payment amount equal to the participant’s pro-rated bonus for the year of termination, (iv) continued payment of health insurance premiums for up to 12 months, subject to certain conditions, and (v) accelerated vesting of all outstanding and unvested equity awards held by the participant. Each of the foregoing benefits is conditioned on the participant executing a release of claims in favor of us following termination. The Severance Plan also contains certain confidentiality, non-solicitation and non-competition covenants. The non-competition and non-solicitation covenants take effect following termination for the period in which the participant would have received severance payments, based on an assumed termination (not in connection with a change in control) of the participant’s employment by us without Cause on the date the participant’s actual termination of employment occurs, and applies regardless of whether severance payments are actually received under the plan.

Messrs. Ray, Finnin and McCandless are entitled to severance payments pursuant to the terms of their employment agreements, as set forth under “Employment Agreements” above. The definitions of “Cause” and “Good Reason” in Severance Plan, as applicable, are substantially similar to the definitions of those terms in Messrs. Ray’s, Finnin’s and McCandless’s employment agreements, other than changes related to differences in reporting relationships.

The following table sets forth an estimate of the payments to be made to our named executive officers in the event any of the terminations described above or a change in control occurs, assuming that the triggering event took place on December 31, 2011.

	Death or Disability ($)	Without Cause or for Good Reason (without Change in Control) ($)	Without Cause or for Good Reason (with Change in Control) ($)
Thomas M. Ray
Salary	—	637,500	637,500
Bonus	375,000	375,000	750,000
Acceleration of Stock and Option Awards	465,610	746,383	1,677,585
Health Insurance	—	21,624	21,624

Total	840,610	1,780,506	3,086,708

Jeffrey S. Finnin
Salary	—	350,000	437,500
Bonus	210,000	210,000	420,000
Acceleration of Stock and Option Awards	474,961	474,961	1,518,449
Health Insurance	—	14,555	14,555

Total	684,961	1,049,516	2,390,504

Christopher M. Bair
Salary	—	64,167	192,500
Bonus	—	—	260,000
Acceleration of Stock and Option Awards	—	63,564	223,437
Health Insurance	—	4,626	13,879

Total	—	132,357	689,816

Billie R. Haggard
Salary	—	81,250	195,000
Bonus	—	—	195,000
Acceleration of Stock and Option Awards	—	109,467	343,338
Health Insurance	—	2,216	5,319

Total	—	192,933	738,658

Derek S. McCandless
Salary	—	250,000	312,500
Bonus	160,000	160,000	320,000
Acceleration of Stock and Option Awards	117,358	117,358	398,837
Health Insurance	—	4,864	4,864

Total	277,358	532,221	1,036,200

Deedee Beckman(1)
Salary	—	—	—
Bonus	—	261,875	—
Acceleration of Stock and Option Awards	—	—	—
Health Insurance	—	—	—

Total	—	261,875	—

(1)	Ms. Beckman resigned as our Chief Financial Officer in January 2011. The amounts in the table for Ms. Beckman represent actual amounts earned under the separation agreement with entered into with Ms. Beckman, which consisted of a $245,000 bonus for services performed in connection with the completion of our IPO and a $16,875 bonus for the pro rata portion of her target bonus under the 2011 Bonus Plan.

Pension Benefits

The named executive officers do not participate in any pension plans and received no pension benefits during the year ended December 31, 2011, other than with respect to our defined contribution 401(k) plan.

Nonqualified Deferred Compensation

The named executive officers do not participate in any nonqualified deferred compensation plans and received no nonqualified deferred compensation during the year ended December 31, 2011.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2011, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	998,051	(1)	$15.63	1,472,737
Equity compensation plans not approved by stockholders	—		—	—
Total equity compensation plans	998,051		$15.63	1,472,737

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2012 with respect to the beneficial ownership of our common stock by (i) each person who beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director or director nominee; (iii) each named executive officer, other than Deedee Beckman, listed in the table titled “Summary Compensation Table” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following table is based on 20,800,379 outstanding shares of common stock as of March 31, 2012. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, Operating Partnership units or restricted stock units exercisable or vesting within 60 days after March 31, 2012 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for all persons named below is c/o CoreSite Realty Corporation, 1050 17th Street, Suite 800, Denver, Colorado 80265.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Beneficial holders of 5% or more of our common stock:
DBD Investors V Holdings, L.L.C.	25,275,390	(1)	54.9%
The Vanguard Group Inc.	2,094,594	(2)	10.1%
Wellington Management Company, LLP	2,087,069	(3)	10.0%
Goldman Sachs Asset Management, L.P. and Investment Strategies, LLC	1,615,897	(4)	7.8%
Adelante Capital Management LLC	1,153,874	(5)	5.5%
Morgan Stanley and Morgan Stanley Investment Management, Inc	1,139,201	(6)	5.5%
Named Executive Officers, Directors and Director Nominees:
James A. Attwood, Jr.	—		—
Michael Koehler	13,818	(7)	*
Thomas M. Ray	179,132	(8)	*
Robert G. Stuckey	—		—
Paul E. Szurek	12,568	(7)	*
J. David Thompson	8,068	(7)	*
David A. Wilson	12,568	(7)	*
Jeffrey S. Finnin	98,543	(9)	*
Billie R. Haggard	31,551	(10)	*
Derek S. McCandless	33,103	(11)	*
Christopher S. Bair	19,374	(12)	*
All current executive officers and directors as a group (13 persons)	486,078	(13)	2.3%

*	Less than one percent (1%).

(1)	Based solely on a Schedule 13G filed with the SEC on February 14, 2012. Amounts shown represent 25,275,390 Operating Partnership units beneficially owned by DBD Investors V Holdings, L.L.C. Pursuant to the limited partnership agreement of Coresite, L.P., the Operating Partnership units are redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis. The shares are beneficially owned by DBD Investors V Holdings, L.L.C. and its subsidiaries and affiliates, consisting of DBD Investors V, L.L.C., TCG Holdings II, L.P., TC Group Investment Holdings, L.P., Carlyle Realty V GP, L.L.C., Carlyle Realty V, L.P., CoreSite CRP V Holdings, LLC, Carlyle Realty III, GP, L.L.C., Carlyle Realty III, L.P., CoreSite CRP III Holdings, LLC, Carlyle Realty IV GP, L.L.C., Carlyle Realty IV, L.P., CoreSite CRP IV Holdings, LLC, CRP IV AIV GP, L.L.C., CRP IV AIV GP, L.P., CRQP IV AIV, L.P., CRP IV-A AIV, L.P., CoreSite CRP IV Holdings (VCOC II), LLC, CoreSite CRP IV Holdings (VCOC I), LLC, CRP III AIV GP, L.L.C., CRP III AIV GP, L.P., CRQP III AIV, L.P. and CoreSite CRP III Holdings (VCOC), LLC. The address of DBD Investors V Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2012.The address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012. Wellington Management Company, LLP, in its capacity as investment advisor, beneficially owns the shares which are held of record by clients of Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012 by Goldman Sachs Asset Mangement, L.P. and GS Investment Strategies, LLC. Both of Goldman Sachs Asset Mangement, L.P. and GS Investment Strategies, LLC lists there address as 200 West Street, New York, NY.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 15, 2012 by Adelante Capital Management LLC. The address of Adelante Capital Management LLC is 555 12th Street, Suite 2100, Oakland, CA 94607.

(6)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2012 by Morgan Stanley and Morgan Stanley Investment Management Inc. The address of Morgan Stanley is 1585 Broadway, New York, NY 10063 and the address of Morgan Stanley Investment Management Inc is 522 Fifth Avenue, New York, NY 10063.

(7)	Includes (i) 2,500 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012 and (ii) restricted stock units representing the right to receive 5,068 shares payable upon termination of service as a director.

(8)	Includes 55,213 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012.

(9)	Includes 17,729 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012.

(10)	Includes (i) 9,203 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012 and (ii) 2,407 Operating Partnership units redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis.

(11)	Includes 6,157 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012.

(12)	Includes 7,849 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012.

(13)	Includes (i) 123,653 shares issuable upon the exercise of options that may be exercised within 60 days of March 31, 2012, (ii) restricted stock units representing the right to receive 20,272 shares and (iii) 23,900 Operating Partnership units redeemable for cash, or at our discretion, into shares of our common stock on a one-for-one basis. The table above assumes the conversion of all Operating Partnership units into shares of our common stock on a one-for-one basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner or more than 10% of any class of our equity securities failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for the following: (i) one Form 4 for Dominic Tobin relating to the grants of restricted stock and option awards, (ii) one Form 4 for Thomas Ray relating to the grants of restricted stock and option awards and (iii) one Form 4 for David Dunn relating to the grants of restricted stock and option awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Restructuring Transactions

Immediately prior to the completion of our IPO, we entered into a series of transactions with the Funds to create our current organizational structure (the “Restructuring Transactions”). In connection with this restructuring, all of the property and non-cash assets that are now used in the operation of our company’s business were contributed by the Funds to our Operating Partnership. In the Restructuring Transactions, the Funds contributed 100% of their ownership interests in the entities that, directly or indirectly, owned or leased all of the properties that comprise our portfolio and all the other non-cash assets used in our business. The aggregate undepreciated book value plus construction in progress of the contributed properties was $586.2 million as of June 30, 2010. In exchange for this contribution, our Operating Partnership issued to the Funds 34,600,000 Operating Partnership units in the aggregate having a total value of $553.6 million, based upon a price of $16.00 per unit. Of these Operating Partnership units, approximately 19.5%, or $108.1 million in value, 11.4%, or $63.2 million in value, and 15.6%, or $86.2 million in value, respectively, were issued to the Funds contributing One Wilshire Holdings, LLC, 900 N. Alameda Holdings, LLC and 12100 Sunrise Valley Drive Holdings, LLC, each of which now holds Operating Partnership units exchangeable into five percent or more of our common stock. All of the Operating Partnership units held by each of these three entities are beneficially held by DBD Investors V, L.L.C. See “Security Ownership of Certain Beneficial Owners and Management.”

In connection with the Restructuring Transactions, we entered into an agreement with certain of the Funds granting them certain rights to receive information about us and to consult with and advise us on significant matters so long as they continue to own any Operating Partnership units or shares of our common stock and the number of Operating Partnership units and shares of common stock held collectively by the Funds is equal to or greater than 5% of the total number of shares of outstanding common stock (assuming all Operating Partnership units are exchanged for common stock). This agreement also provides that for so long as the Funds have the right to nominate directors for election to our Board, such rights will be assigned to two of these Funds. The Funds have agreed to maintain the confidentiality of any material non-public information they receive in connection with the foregoing and the Funds will not receive any compensation or expense reimbursement pursuant to this agreement.

Registration Rights Agreement

In connection with the IPO, we granted the Funds which received Operating Partnership units in the Restructuring Transactions certain registration rights with respect any shares of our common stock that may be acquired by them in connection with the exchange of units tendered for redemption. An aggregate of 28,700,000 shares of our common stock issuable upon exchange of units issued in the Restructuring Transactions are subject to a registration rights agreement. The holders of such units are entitled to require us to seek to register all such shares of common stock underlying the units for public sale, subject to certain exceptions, limitations and conditions precedent. We will bear expenses incident to our registration requirements under the registration rights agreement, except that such expenses shall not include any underwriting fees, discounts or commissions, brokerage or sales commissions, or out-of-pocket expenses of the persons exercising the redemption rights or transfer taxes, if any, relating to the sale of such shares. In 2011, we incurred $217,802 of costs in connection with the registration of our common stock under the registration rights agreement.

Tax Protection Agreement

We have agreed with each of the Funds that have directly or indirectly contributed their interests in the properties in our portfolio to our Operating Partnership that if we directly or indirectly sell, convey, transfer or otherwise dispose of all or any portion of these interests in a taxable transaction, we will make an interest-free loan to the contributors in an amount equal to the contributor’s tax liabilities, based on an assumed tax rate. Any such loan would be repayable out of the after-tax proceeds (based on an assumed tax rate) of any distribution from the Operating Partnership to, or any sale of Operating Partnership units (or common stock issued by us in exchange for such units) by, the recipient of such loan, and would be non-recourse to the borrower other than with respect to such proceeds. These tax protection provisions apply for a period expiring on the earlier of (i) September 28, 2017 and (ii) the date on which these contributors (or certain transferees) dispose in certain taxable transactions of 90% of the Operating Partnership units that were issued to them in connection with the contribution of these properties.

Other Transactions

We lease 1,515 net rentable square feet of space at our 12100 Sunrise Valley property to an affiliate of Carlyle. The lease commenced on July 1, 2008 and expires on June 30, 2013. Rental revenue was approximately $0.2 million for the year ended December 31, 2011.

Statement of Policy Regarding Transactions with Related Parties

Our Code of Business Conduct and Ethics, which applies to all our directors, officers, employees and agents, includes a process for identifying and resolving potential conflicts of interest, including conflicts arising from transactions with related parties. Specifically, our Code of Business Conduct and Ethics requires that any conflict of interest of our directors, executive officers or other principal officer may only be waived by our Board. All transactions disclosed above were reviewed and approved in accordance with our Code of Business Conduct and Ethics and applicable law.

MISCELLANEOUS

Stockholder Proposals and Nominations

Any proposal of a stockholder intended to be included in our proxy statement for the 2013 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 7, 2012, unless the date of our 2013 annual meeting is more than 30 days before or after May 16, 2013, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our Corporate Secretary, at 1050 17th Street, Suite 800, Denver, Colorado 80265.

A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2013 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 11 of Article II of our current bylaws. Pursuant to Section 11 of Article II of our current bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than 5:00 p.m., Eastern Time, on December 7, 2012 nor earlier than November 7, 2012. However, in the event that the 2013 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2013 annual meeting, notice by the stockholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting or the 10th day following the date of the first public announcement of the meeting. A copy of our bylaws can be obtained from our Corporate Secretary, who can be reached at 1050 17th Street, Suite 800, Denver, Colorado 80265.

The Nominating/Corporate Governance Committee will consider all recommended director candidates submitted to it in accordance with the established procedures, though it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Nominating/Corporate Governance Committee will not consider any director candidate if the candidate’s candidacy or, if elected, Board membership, would violate controlling state or federal law.

Householding

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact our Corporate Secretary in writing, at 1050 17th Street, Suite 800, Denver, Colorado 80265, or by telephone at (866) 777-2673.

Other Matters

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of the our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors

DEREK S. MCCANDLESS Secretary

Denver, Colorado

April 5, 2012

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CORESITE REALTY CORPORATION

1050 17TH STREET, SUITE 800 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

DENVER, CO 80265 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet

Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials

Investor Address Line 2 electronically in future years.

Investor Address Line 3 1 1 OF 1

Investor Address Line 4 VOTE BY PHONE—1-800-690-6903

Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59

John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your

1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions.

ANY CITY, ON A1A 1A1

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

CONTROL # 000000000000

NAME

THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345

THE COMPANY NAME INC.—401 K 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

The Board of Directors recommends you vote nominee(s) on the line below.

FOR the following: 0 0 0

1.	Election of Directors

Nominees

01	Robert G. Stuckey 02 Thomas M. Ray 03 James A. Attwood, Jr. 04 Michael Koehler 05 Paul E. Szurek
06	J. David Thompson 07 David A. Wilson 0000000000 02

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2 To ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending December 0 0 0

31, 2012.

3	To approve, by non-binding vote, executive compensation of our named executive officers. 0 0 0

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line

1

Investor Address Line

2

Investor Address Line

3

Investor Address Line

4

Investor Address Line

5

Please sign exactly as your name(s) appear(s) hereon. When signing as

John

Sample

attorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders must

1234

ANYWHERE

STREET

sign. If a corporation or partnership, please sign in full corporate or

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A1A 1A1

partnership name, by authorized officer.

0000136444 1 R1.0.0.11699

SHARES

CUSIP #

JOB #

SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

[Graphic Appears Here]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, and Letter to Shareholders is/are available at www.proxyvote.com .

CORESITE REALTY CORPORATION

Annual Meeting of Stockholders

May 16, 2012 1:30 p.m., Central Time

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Thomas M. Ray and Derek S. McCandless, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of CoreSite Realty Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 16, 2012 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

R1.0.0.11699

0000136444 _2

Continued and to be marked, dated and signed on reverse side